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Exhibit 10.31


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into this 28th day of July 2000, by and between William A. Knaus, M.D. (the "Executive") and APACHE MEDICAL SYSTEMS, INC. (the "Company").

WHEREAS, Executive currently is employed by the University of Virginia; and

WHEREAS, Executive wishes to take a leave of absence from such employment and be employed during such leave of absence by the Company; and

WHEREAS, the Company wishes to retain the services of the Executive during such period;

NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive (collectively, the "Parties") agree as follows:

    1. Employment Term. Subject to Section 5, the term of this Agreement shall be from July 1, 2000, through December 31, 2000 (the "Term"). Should the Parties wish to extend this Agreement beyond December 31, 2000, the Parties shall enter into a renewal agreement delineating the terms and conditions of Executive's employment no later than November 30, 2000.

    2. Employment Duties. Executive will serve as President and Chief Executive Officer of the Company subject to the direction and control of the Board of Directors. Executive shall be fully responsible for all facets of the Company's operations, with all of the Company's employees reporting to Executive, either directly or indirectly. Executive agrees to perform and discharge the duties assigned to him to the Board's reasonable satisfaction. In performing such duties, Executive agrees to comply fully with all of the Company's policies and standards and to follow

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the lawful instructions and directives of the Board of Directors. Executive agrees to devote his full professional time, skills and best efforts to the business of the Company and will not, during the term of this Agreement, engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written authorization of the Board of Directors, or its designee.

    3. Compensation. For all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of $12,825 per month, in equal bi-weekly installments. The Company shall withhold federal and state income and employment taxes from the salary amounts it disburses to Executive under this Section.

    4.   Benefits.

         (a) Executive shall continue to participate in the University of Virginia's health insurance, retirement and life insurance plans, and will not participate in any of the like benefit plans of the Company, and the Company shall pay to Executive $3,388.55 per month (the "Benefit Continuation Payment"), which he shall be solely responsible for paying as full reimbursement to the University of Virginia in order to maintain his health, retirement and life insurance benefits at their current level.

         (b) The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties under this Agreement pursuant to the Company's standard business expense reimbursement policies.

    5.   Termination.

         (a) For Cause. Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement and Executive's employment hereunder for cause at any time without notice. For purposes of this Agreement, "cause" shall mean Executive's (i) conviction of any felony, or of a misdemeanor involving fraud, dishonesty, or moral turpitude; (ii) becoming unable to perform the essential functions of his position for a period of ninety (90) days by reason of mental or physical incapacity or disability; (iii) breach of fiduciary duty to the

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Company; (iv) gross negligence or willful misconduct in the course of his duties to the Company; or (v) breach of Sections 6, 7 or 8 of this Agreement. If this Agreement and Executive's employment are terminated pursuant to this
Section 5(a), the Company's obligations under this Agreement shall cease, and, except as required by applicable law, Executive shall have no right to receive any other compensation or benefits under this Agreement, except that he shall be entitled to his base salary for services rendered through the date of termination.

         (b) Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement and Executive's employment hereunder without cause by providing Executive thirty (30) days written notice, provided that in the event of such termination, Executive shall be entitled to continuation of his base salary and payment by the Company of the Benefit Continuation Payment for the remainder of the Term.

    6.   Confidentiality.

         (a) In the course of performing his duties under this Agreement, Executive will have access to "Confidential Information." Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company and that its protection is of critical importance to the Company. To ensure that such Confidential Information is adequately protected, Executive agrees as follows:

              i. Confidential Information is owned by the Company and is to be held by Executive in trust and solely for the benefit of the Company;

              ii. he shall not disclose or otherwise make available such Information to any person or entity without the prior written authorization of the Board of Directors of the Company, except as necessary for the performance of Executive's duties under this Agreement;

              iii. he shall not in any way use such Confidential Information for the gain or advantage of Executive or others or to the detriment of the Company; and

              iv. upon termination of this Agreement, he shall promptly return any

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         and all such Confidential Information to the Company and shall continue to abide by the confidentiality provisions of this Section.

         (b) For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information that has been created, discovered, developed, or otherwise become known to APACHE (including, without limitation, information created, discovered, developed, or made known by Executive during the Term) or in which property rights have been assigned or otherwise conveyed to APACHE, which information has commercial value in the business in which APACHE is or may become engaged. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about APACHE's employees or consultants (including without limitation, the compensation, job responsibility and job performance of such employees or consultants). Additionally, Confidential Information shall include certain information that has been made known to APACHE from third parties, including, but not limited to, patient identifying information, physician identifying information, information that would link a client's name to individual data, and any information protected by a confidentiality agreement or terms and conditions of an agreement regarding confidentiality.

    7.   Non-Competition.

         (a) Executive agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill, customer and client relationships, and Confidential Information. Consistent with that interest, Executive agrees that during the term of this Agreement and for a period of twelve (12) months following the expiration of the Term or any earlier termination of this Agreement and Executive's employment hereunder (collectively, the "Restricted Period"), he will not, directly or indirectly, own, manage, control, participate in, consult with, render services to or otherwise engage in any Competitive Business, or solicit or assist any other person to engage in any Competitive Business.

         (b) For purposes of this Agreement, "Competitive Business" is defined as (i) all entities or individuals with whom the Company has a contract to provide support and services;

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(ii) entities or individuals that the Company has identified on its key prospect list at the time Executive's employment with the Company terminates; or (iii) any other business engaged in developing, selling, licensing or otherwise merchandising computer programs, databases and related manuals, service and/or know-how for the purpose(s) of: (A) managing the quality and utilization of patient care or related services using outcomes management applications; or (B) assessing and/or predicting mortality, and other treatment outcomes of hospital patients or outpatients; or (C) otherwise recording patient health factors in connection with predicting their treatment, managing clinical productivity or containing costs through the use of outcomes management applications.

         (c) Ownership of not more than three percent (3%) of the outstanding securities of any class of any corporation that is listed on a national securities exchange or traded in the over-the-counter market shall not constitute ownership of a Competitive Business within the meaning of this Agreement.

         (d) If the Company expands, diminishes or changes the scope of its business during the term of this Agreement, the definition of Competitive Business hereunder will be considered automatically revised to incorporate any such expansion, diminution or change.

    8.   Non-Solicitation.

         (a) Executive agrees that during the Restricted Period, he will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit business from any individual or entity who is then or was at any time during Executive's employment with the Company a customer of the Company.

         (b) Executive agrees that during the Restricted Period, he will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company or hire for any purpose any employee of the Company. For purposes of this Agreement, an "employee" includes any individual who is then an employee of the Company or has been an employee of the Company at any time during the preceding six (6) months.

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    9.   Representation by Executive. Executive represents and warrants that he is not now under any obligation of a contractual or other nature to any person or entity, including without limitation the University of Virginia, which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

    10. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7 and 8 would cause irreparable injury to the Company, that the remedy at law for such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

    11. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

              If to the Company:       APACHE Medical Systems, Inc.
                                       1650 Tysons Blvd.
                                       Suite 300
                                       McLean, VA  22102

                                       Attn:  Thomas W. Hodson,
                                       Chairman of the Board of Directors

              If to Executive:         William A. Knaus, M.D.

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Executive shall notify the Company by certified mail of any change in his address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

    12. Entire Agreement. This Agreement embodies the entire agreement of the Parties relating to Executive's employment and supersedes all prior agreements, oral or written. No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by the Parties.

    13. Assignment. This Agreement is one for personal services and may not be assigned by


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Executive to a third party.

    14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

    15. Severability. Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.

    16. Survival. Notwithstanding the expiration or any termination of this Agreement and Executive's employment hereunder, those provisions of Sections 5, 6, 7 and 8 that contemplate performance thereafter shall continue in full force and effect.

/s/ William A. Knaus                        /s/Thomas Hodson
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William A. Knaus, M.D.                      APACHE MEDICAL SYSTEMS, INC.

                                       By:  Thomas Hodson

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7-28-00                                     7/31/00
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Date                                        Date


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